Exhibit 4.7

GS FINANCE CORP.

Issuer

and

THE GOLDMAN SACHS GROUP, INC.,

Guarantor

to

THE BANK OF NEW YORK MELLON,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of February 20, 2015

Supplementing the Senior Debt Indenture,

dated as of October 10, 2008, among GS Finance Corp.,

The Goldman Sachs Group, Inc. and

The Bank of New York Mellon

FIRST SUPPLEMENTAL INDENTURE, dated as of February 20, 2015 (the “First Supplemental Indenture”), among GS Finance Corp., a Delaware corporation (the “Company”), The Goldman Sachs Group, Inc., a Delaware corporation (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Guarantor have each heretofore made, executed and delivered to the Trustee a Senior Debt Indenture, dated as of October 10, 2008 (the “Indenture”), among the Company, the Guarantor and the Trustee, providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”) and the guarantee thereof by the Guarantor, in each case as described therein;

WHEREAS, Section 9.01(5) of the Indenture provides that, without the consent of any Holders, the Company and the Guarantor, when authorized by their Board Resolutions, and the Trustee, at any time and from time to time, may enter into an indenture supplemental thereto to add to, change or eliminate any of the provisions of the Indenture in respect of all or any Securities of any series, provided that any such addition, change or elimination shall become effective only when there is no such Security Outstanding;

WHEREAS, as of the date hereof, there are no such Securities Outstanding under the Indenture;

WHEREAS, the Company and the Guarantor desire to modify Section 5.01(4), Section 5.01(5) and Section 5.01(6) of the Indenture to remove references to the Guarantor;

WHEREAS, the Company and the Guarantor desire to add a new Section 6.14 of the Indenture with respect to matters concerning each Paying Agent;

WHEREAS, the Company and the Guarantor are executing and delivering to the Trustee this First Supplemental Indenture in accordance with the provisions of Section 9.01(5) of the Indenture; and

WHEREAS, all acts and things necessary to make this First Supplemental Indenture a valid, binding and legal agreement according to its terms have been done and performed, and the execution of this First Supplemental Indenture has in all respects been duly authorized.

NOW, THEREFORE, in consideration of the premises contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantor and the Trustee hereby agree for the equal and proportionate benefit of the respective Holders of the Notes from time to time, as follows:

Section 1. The Indenture is hereby amended by adding in the Table of Contents, after “Section 6.13 Preferential Collection of Claims Against Company”, a new caption as follows:

“Section 6.14 Concerning Each Paying Agent”

Section 2. The provisions of Section 3, Section 4 and Section 5 hereof shall apply to Holders of any Securities that may be issued under the Indenture on or subsequent to the date hereof.

Section 3. Section 5.01(4) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(4) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of Securities other than such Security), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company and the Guarantor by the Trustee or to the Company, the Guarantor and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or”

Section 4. Section 5.01(5) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days (provided that, if any Person becomes the successor to the Company pursuant to Article Eight and such Person is a corporation, partnership or trust organized and validly existing under the law of a jurisdiction outside the United States, each reference in this Clause 5 to an applicable Federal or State law of a particular kind shall be deemed to refer to such law or any applicable comparable law of such non-U.S. jurisdiction, for as long as such Person is the successor to the Company hereunder and is so organized and existing); or”

Section 5. Section 5.01(6) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(6) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action (provided that, if any Person becomes the successor to the Company pursuant to Article Eight and such Person is a corporation, partnership or trust organized and validly existing under the law of a jurisdiction outside the United States, each reference in this Clause 6 to an applicable Federal or State law of a particular kind shall be deemed to refer to such law or any applicable comparable law of such non-U.S. jurisdiction, for as long as such Person is the successor to the Company hereunder and is so organized and existing); or”

Section 6. The Indenture is hereby amended by adding a new Section 6.14 to the Indenture as follows:

“Section 6.14. Concerning Each Paying Agent

(a) Each Paying Agent shall ensure that payments made in respect of the Securities for the benefit of a Holder of the Securities are not subject to withholding under FATCA (as defined below) as a result of such Paying Agent (or any affiliate or agent of such Paying Agent) being subject to such withholding on the payment. For purposes of this Indenture, “FATCA” means any of (i) Sections 1471 through 1474 of the the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any official guidance issued thereunder, (ii) analogous provisions of non-U.S. laws, (iii) an intergovernmental agreement in furtherance of such legislation or laws and any legislation, rules or practices adopted pursuant to such intergovernmental agreement, or (iv) an individual agreement entered into with a taxing authority pursuant to such legislation or laws.

(b) Each Paying Agent acknowledges that each of the Company and the Guarantor is a U.S. person within the meaning of the U.S. federal income tax rules and that payments with respect to the Securities include interest from sources within the United States. As a result, payments on the Securities are subject to the U.S. withholding and information reporting rules.

(c) Each Paying Agent shall be responsible for performing all tax withholding and tax reporting obligations of the Company and the Guarantor and such Paying Agent with respect to all payments on the Securities, including receipt and administration of tax withholding information from the Depositary with respect to the Securities (including, without limitation, any applicable Form W-8 or any other form of the Internal Revenue Service), remittance of all required withholding to appropriate taxing authorities and preparation and submission to appropriate taxing authorities of all tax reporting with respect to such withholding, and with respect to the interest and other amounts payable in respect of the Securities. In connection with its responsibilities under this Section 6.14 and without limitation to the foregoing each Paying Agent shall:

(1) act as the authorized agent of the Company and the Guarantor, as defined in applicable U.S. Treasury regulations, in connection with payments on the Securities for purposes of Chapters 3, 4 and 61 of the Code, and Section 3406 of the Code and the regulations under those provisions (collectively the “U.S. Withholding and Reporting Rules”) and shall comply with all requirements in connection with its duties as authorized agent imposed under applicable U.S. Treasury regulations, under Revenue Procedure 2012-32 (or any successor published guidance) and under the instructions to any relevant forms;

(2) to the extent permissible by law, make available to the Company and the Guarantor (on a continuous basis, including after termination of this Indenture) upon reasonable notice its books and records reasonably related to its compliance with the obligations set forth in this Section 6.14 and relevant personnel in order for each of the Company and the Guarantor to evaluate its compliance with the U.S. Withholding and Reporting Rules in connection with the Securities.”

Section 7. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Securities or of series thereof as provided herein, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture or the Indenture.

Section 9. Unless otherwise defined in this First Supplemental Indenture, all terms used in this First Supplemental Indenture shall have the meanings assigned to them in the Indenture.

Section 10. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 11. This First Supplemental Indenture amends and supplements the Indenture and shall be a part and subject to all the terms thereof. Except as amended and supplemented hereby, the Indenture and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

Section 12. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 13. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this First Supplemental Indenture.

Section 14. All agreements of the Company, the Guarantor and the Trustee in this First Supplemental Indenture shall bind their successors and assigns, whether so expressed or not.

Section 15. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

Section 16. The recitals contained herein shall be taken as the statements of the Company and the Guarantor, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

GS FINANCE CORP.

By	/s/ Manda D’Agata
Name: Manda D’Agata
Title: President

THE GOLDMAN SACHS GROUP, INC.

By	/s/ Elizabeth E. Robinson
Name: Elizabeth E. Robinson
Title: President

THE BANK OF NEW YORK MELLON

By	/s/ Danny Lee
Name: Danny Lee
Title: Vice President